UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Lieb, Gregory P.
   29400 Lakeland Boulevard
   Wickliffe, OH  44092
2. Issuer Name and Ticker or Trading Symbol
   The Lubrizol Corporation
   LZ
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Shares Without Par Val|(1)   |    |(1)               |A  |(1)        |2,882              |I     |Trust                      |
ue                           |      |    |                  |   |           |                   |      |                           |
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Common Shares Without Par Val|      |    |                  |   |           |400                |I     |Daughter                   |
ue                           |      |    |                  |   |           |                   |      |                           |
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Common Shares Without Par Val|      |    |                  |   |           |200                |I     |Son                        |
ue                           |      |    |                  |   |           |                   |      |                           |
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Common Shares Without Par Val|      |    |                  |   |           |1,734              |D     |                           |
ue                           |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
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Explanation of Responses:
(1) 230 Common Shares were acquired from January 1, 1996 to August 15, 1996 pursuant to The Lubrizol
Corporation Employees' Profit Sharing and Savings Plan ("Plan"), a qualified plan, in transactions exempt from
Section 16(b) by virtue of Rule 16b-3 in effect prior to August 15, 1996, at prices ranging from $26.625 to $30.75.
The end-of-period holdings reflects acquisitions pursuant to the Plan since August 15, 1996 which are exempt under Rule 16b-3(c) in effect after August 15,
1996.
SIGNATURE OF REPORTING PERSON
/s/  Gregory P. Lieb by Leslie M. Reynolds
DATE
February 5, 1997